Exhibit 10.9

CHICAGO MERCANTILE EXCHANGE

DIRECTORS’ DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2009)

SECTION 1

General

1.1. History, Purpose and Effective Date.

(a)	Chicago Mercantile Exchange Inc. Directors’ Deferred Compensation Plan (the “Plan”) was established, effective as of February 1, 1996 by Chicago Mercantile Exchange, an Illinois not-for-profit corporation, to provide non-employee members of its Board of Directors with the opportunity to defer receipt of compensation, thereby assisting such members in planning for their future security. Pursuant to a series of demutualization transactions and an agreement and plan of merger, effective as of November 13, 2000, Chicago Mercantile Exchange Inc., a shareholder-owned, for-profit Delaware corporation (“CME”) succeeded to the assets, liabilities and business of Chicago Mercantile Exchange and to the power, authority and responsibility of Chicago Mercantile Exchange under and with respect to the Plan. Effective as of December 3, 2001, pursuant to a further corporate reorganization, CME became a wholly-owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (“CME Holdings”), and non-employee members of the Board of Directors of CME Holdings became eligible for participation in the Plan. Pursuant to the merger on July 12, 2007 of CBOT Holdings, Inc. into CME Holdings, CME Holdings became CME Group Inc. (“CME Group”).

(b)	Effective as of January 1, 2009 (the “Effective Date”), the Plan has been amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). With respect to the period from January 1, 2005 through December 31, 2008, the Plan was administered with such operational modifications as the Compensation Committee of CME deemed necessary or appropriate to comply with Code Section 409A, including transition relief and other guidance provided by the Internal Revenue Service.

(c)	Notwithstanding anything herein to the contrary, the terms of the Plan as in effect prior to January 1, 2005 shall apply to the portion (if any) of a Participant’s Account that was credited as of December 31, 2004, including credited earnings and losses with respect thereto (the “Grandfathered Account”), and the provisions of this amended and restated Plan shall not apply to such Grandfathered Account except the provisions related to administration of the Plan (Sections 1.2 and 7.1) and the Claims Procedure set forth in Section 6.

1.2. Administration. The Compensation Committee of CME is the Plan Administrator of the Plan. The Plan Administrator may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such delegation may be revoked at any time. Until the Plan Administrator takes action to the contrary, the Managing Director and Chief Human Resources Officer of CME shall be delegated the power and responsibility to take all actions assigned to or permitted to be taken by the Plan Administrator under Sections 3 and 4 hereof. The Secretary of CME (or, on behalf of the Secretary of CME, any Corporate Secretary or Assistant Secretary) shall certify to any interested person the names of the employees of CME who are, from time to time, authorized to act on behalf of the Plan Administrator and who are responsible for the day-to-day operation and administration of the Plan. The Plan Administrator shall have the sole discretion to make decisions and take any action with respect to questions arising in connection with the Plan, including, but not limited to, the construction and interpretation of the Plan, the resolution of any ambiguities, the determination of the conditions subject to which any benefits may be payable, the resolution of all questions concerning the status and rights of a Participant and others under the Plan, and whether a claimant is eligible for benefits under the Plan, the determination of the amount of benefits, if any, a claimant is entitled to receive, and making any other determinations which it believes necessary or advisable for the administration and operation of the Plan. Any such decision or action shall be final and binding upon all Participants and beneficiaries, and benefits under the Plan shall be paid only if the Plan Administrator decides in its discretion that the claimant is entitled to them. The Plan Administrator’s decision or action in respect of any of the above shall be conclusive and binding upon all Participants and their beneficiaries, heirs, assigns, administrators, executors and any other person claiming through or under them.

1.3. Plan Year. The term “Plan Year” means the calendar year.

1.4. Source of Benefit Payments. Subject to the terms and conditions of the Plan, any amount payable to or on account of a Participant under this Plan shall be paid from the general assets of CME or from one or more trusts, the assets of which are subject to the claims of CME’s general creditors. The amounts payable hereunder shall be reflected on the accounting records of CME but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. None of the individuals entitled to benefits under the Plan shall have any preferred claim on, or any beneficial ownership interest in, any assets of CME or to any investment reserves, accounts, trusts or funds that CME may purchase, establish or accumulate to aid in providing the benefits under the Plan, and any rights of such individuals under the Plan shall constitute unsecured contractual rights only. Nothing contained in the Plan shall constitute a guarantee by CME that the assets of CME shall be sufficient to pay any benefits to any person. Nothing contained in the Plan and no action taken pursuant to its provisions shall create a trust or fiduciary relationship of any kind between CME and any person.

1.5. Expenses. The expenses of administering the Plan shall be borne by CME.

1.6. Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the State of Illinois.

1.7. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

1.8. Notices. Any notice or document required to be given to or filed with the Plan Administrator will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Secretary of CME, at its principal executive offices. The Plan Administrator may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

1.9. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

1.10. Action by CME. Any action required or permitted to be taken by CME shall be by resolution of its Board of Directors or its delegate (the “Board”), the Executive Committee of the Board, or a duly authorized officer of CME.

SECTION 2

Participation

2.1. Participant. Each non-employee member of the Board (a “Director”) may become a “Participant” in the Plan by making a deferral election in accordance with Section 3.2.

2.2. Plan Not Guarantee of Continued Service. Participation in the Plan will not give any Director the right to be retained as a member of the Board nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Deferred Compensation; Plan Accounting

3.1. Deferred Compensation Account. The Plan Administrator shall maintain, or cause to be maintained, an Account in the name of each Participant which shall reflect the sum of the following amounts:

(a)	the amount deferred by the Participant in accordance with the provisions of Section 3.2; and

(b)	the assumed earnings to be credited to the Participant’s Account in accordance with Section 3.3.

A Participant’s Account shall be segregated according to the Plan Year to which credits to the Account relate (each such segregated portion of the Account is sometimes referred to herein as a “Plan Year Account”). The beginning balance of each Participant’s Plan Year Account on the Effective Date shall be the amount credited to such Plan Year Account under the Plan as in effect immediately prior to the Effective Date.

3.2. Deferral Election.

(a)	Subject to such terms, conditions, and limitations as the Plan Administrator may, from time to time, impose, a Participant may make an irrevocable election to defer receipt of up to 100% of the Eligible Payments earned by him from CME with respect to any Plan Year, by filing a deferral election in writing with the Plan Administrator at such time and in such manner as the Plan Administrator shall provide, but in no case later than the day preceding the first day of such Plan Year. Notwithstanding the preceding sentence, a newly elected or appointed Director may file such a deferral election within 30 days of becoming eligible to participate in the deferral election feature of the Plan with respect to all or a portion of the Eligible Payments earned by him after such election is filed. For purposes hereof, “Eligible Payments” means Board stipends, Board meeting fees, committee meeting fees, functional committee fees, and consulting fees.

(b)	The Account of each Participant shall be credited with the amount of Eligible Payments deferred by the Participant as of the date on which such amount would otherwise have been paid to the Participant or such other date as the Plan Administrator may reasonably provide.

3.3. Adjustment of Accounts. The amounts credited to a Participant’s Account in accordance with Section 3.2 shall be adjusted from time to time in accordance with uniform procedures established by the Plan Administrator to reflect the value of an investment equal to the Participant’s Account balance in one or more assumed investments that the Plan Administrator offers from time to time, and which the Participant directs the Plan Administrator to use for purposes of adjusting his Account. Such amount shall be determined without regard to taxes that would be payable with respect to any such assumed investment. The Plan Administrator may eliminate any assumed investment alternative at any time; provided, however, that the Plan Administrator may not retroactively eliminate any assumed investment alternative. To the extent permitted by the Plan Administrator, the Participant may elect to have different portions of his Account balance for any period adjusted on the basis of different assumed investments. Notwithstanding the election by Participants of certain assumed investments and the adjustment of their Accounts based on such investment decisions, the Plan does not require, and no trust or other instrument maintained in connection with the Plan shall require, that any assets or amounts which are set aside in trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants.

SECTION 4

Payment of Plan Benefits

4.1. Vesting. A Participant shall have at all times a fully vested and nonforfeitable interest in the amounts theretofore credited or required to be credited to his Account under Section 3.

4.2. Payment. Except as otherwise provided in this Section 4, the balance in each Plan Year Account of a Participant shall be paid in a lump sum within 30 days following the end of the Restricted Period. For purposes hereof, the “Restricted Period” means the period commencing on the Participant’s separation from service and ending on the six-month anniversary of such separation from service or, if earlier, the date of the Participant’s death. Notwithstanding the foregoing, in the event a Participant has made a valid distribution election with respect to a Plan Year Account in accordance with Section 4.3, such Plan Year Account shall be distributed in accordance with such election (subject to the limitations of Section 4.3(c)).

4.3. Payment Election.

(a)	With respect any Plan Year Account relating to a Plan Year before 2009 for which a Participant made a valid irrevocable distribution election between January 1, 2005 and December 31, 2008, pursuant to rules and procedures adopted by the Plan Administrator intended in good faith to comply with Section 409A of the Code and Internal Revenue Service guidance issued thereunder, the vested balance of such Plan Year Account shall be paid in accordance with such election.

(b)	With respect to any Plan Year Account relating to a Plan Year after 2008, a Participant may elect in such manner as the Plan Administrator may prescribe the time and manner in which such Plan Year Account shall be distributed. Such election shall specify either (i) that payment is to be made (or is to commence) upon the Participant’s separation from service, or (ii) that payment is to be made (or is to commence) upon the earlier of the Participant’s separation from service or a specific date that is not earlier than two years after the first day of the Plan Year to which the Plan Year Account relates. The election shall also specify whether the Plan Year Account is to be paid in a lump sum or in substantially equal annual installments, and if installments are elected, the number of such installments (not to exceed five) (a “form of payment election”). In the case of a Participant who elects to have payment of his or her Plan Year Account be made (or commence) upon the earlier of the Participant’s separation from service or a fixed date in accordance with clause (ii) of this Section 4.3(b), the Participant may make a separate form of payment election for each such payment trigger. A Participant’s Payment Election with respect to a Plan Year Account shall be made before the first day of the Plan Year to which such Plan Year Account relates or, in the case of a Participant who first becomes eligible for the Plan after January 1 and before October 1 of the Plan Year pursuant to Section 3.2, within the first 30 days of such eligibility. Except as otherwise provided in this Section 4, a Participant’s Payment Election shall be irrevocable.

(c)	Notwithstanding any provision herein to the contrary, (i) with respect to any distribution triggered by the Participant’s separation from service, no portion of such Plan Year Account shall be paid until the first payroll date after the end of the Restricted Period, and (ii) the foregoing restriction shall not affect the timing of any installment payment after the first installment.

4.4. Beneficiary Designation. Each Participant from time to time may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of his benefits. A beneficiary designation will be effective only if effected in such manner as the Plan Administrator shall prescribe from time to time, and only if the designation is delivered to the Plan Administrator while the Participant is alive, and will cancel all beneficiary designations with respect to the Plan filed earlier. Except as otherwise specifically provided in this Section 4.4, if no valid beneficiary designation is in effect at the time of a Participant’s death, or if the designated beneficiary of a deceased Participant dies before him or before complete payment of the Participant’s benefits, his benefits shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and his designated beneficiary.

4.5. Distributions to Disabled Persons. Notwithstanding the provisions of this Section 4, if at the time a Participant or beneficiary becomes entitled to a benefit under the Plan such person is, in the Plan Administrator’s opinion, under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Plan Administrator may direct that payment be made to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate, and such payment shall be in lieu of any such payment to such Participant or beneficiary. Thereafter, any benefits under the Plan to which such Participant or beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

4.6. Unforeseeable Emergencies.

(a)	In the event of a Participant’s Unforeseeable Emergency, such Participant may request an emergency withdrawal from his or her Account. Any such request shall be subject to the approval of the Plan Administrator, which approval (A) shall only be granted to the extent reasonably needed to satisfy the need created by the Unforeseeable Emergency, and (B) shall not be granted to the extent that such need may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(b)	In the event of a Participant’s Unforeseeable Emergency on account of which the Participant receives a withdrawal pursuant to Section 4.6(a), the Participant’s Deferral Election shall be canceled.

(c)	An “Unforeseeable Emergency” means a severe financial hardship of the Participant or beneficiary resulting from an illness or accident of the Participant or his or her spouse or dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. Circumstances that may constitute an Unforeseeable Emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)). The purchase of a home and the payment of college tuition generally are not Unforeseeable Emergencies. Whether the Participant is faced with an Unforeseeable Emergency permitting an emergency withdrawal shall be determined by the Plan Administrator in its sole discretion, based on the relevant facts and circumstances and applying regulations and other guidance under Code Section 409A.

SECTION 5

Miscellaneous Provisions

5.1. Benefits May Not be Assigned. Benefits payable under the Plan are expressly declared to be unassignable and non-transferable. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, any benefits payable under the Plan. No part of the benefits payable shall be, prior to actual payment, subject to seizure or sequestration for payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferred by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

5.2. Section 409A. Notwithstanding any other provision herein, the Plan is intended to comply with Code Section 409A and shall at all times be interpreted and administered in accordance with such intent. In the event that any provision of the Plan violates Code Section 409A, to the extent possible such provision shall be automatically reformed to comply with Code Section 409A or stricken from the Plan.

SECTION 6

Claims Procedure

6.1. For purposes of the Plan, a claim for a benefit is a written application for a benefit filed with the Plan Administrator. In the event that any Participant or other person claims to be entitled to a benefit under the Plan, and the Plan Administrator or its designee determines that such claim should be denied in whole or in part, the Plan Administrator or its designee shall, in writing, notify such claimant within 90 days (180 days if special circumstance require) of receipt of such claim that his claim has been denied. The notice of denial will be written in a manner calculated to be understood by the average Participant and will include the following information: (a) the specific reason for the denial; (b) specific reference to those Plan provisions on which the denial is based; (c) a description of any additional information necessary to perfect the claim and an explanation of why the information is necessary; and (d) a description of the Plan’s review procedures and the time limits applicable to those procedures.

6.2. If the Plan Administrator requests additional information from a claimant prior to an initial determination or a determination on appeal, the Plan Administrator will notify the claimant and permit the claimant to have 45 days to provide the requested information. The time of the Plan Administrator’s decision will be tolled until the information is received or until the 45-day period has elapsed. If the information is not timely received by the Plan Administrator, its decision will be made without the requested information.

6.3. Within 60 days after the mailing or delivery by the Plan Administrator or its designee of such notice, such claimant may request, by mailing or delivery of written notice to the Plan Administrator, a review by the Plan Administrator of the decision denying the claim. The clamant may submit written comments, documents, records and other information relating to his claim, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant may also request that the Plan provide, free of charge, copies of all documents, records or other information relevant to his claim.

6.4. If the claimant fails to request such a review within such 60-day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Plan Administrator is correct.

6.5. After such review, the Plan Administrator shall determine whether such denial of the claim was correct and shall notify such claimant in writing of its determination within 60 days of receipt of the claimant’s request for review (120 days if special circumstances require). In the case of a claim denial on review, the notice will be written in a manner calculated to be understood by the average Participant and will include the following information: (a) the specific reason or reasons for denial; (b) specific reference to those Plan provisions on which denial is based; and (c) a statement that the claimant is entitled to receive, upon written request and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim for benefits.

SECTION 7

Amendment and Termination

7.1. Administrative Amendments. The Managing Director and Chief Human Resources Officer of CME may make minor or administrative amendments to the Plan.

7.2. Amendment and Termination. CME may amend or terminate the Plan at any time by resolution of the Compensation Committee of CME’s Board of Directors; provided, however, that without such Participant’s written consent, no amendment or termination of the Plan shall adversely affect the right of any Participant to receive, or otherwise result in a material adverse effect on such Participant’s rights under the Plan with respect to, his or her accrued benefits as determined as of the date of amendment or termination. Any amendment shall be effective only to the extent such amendment does not cause the terms of the Plan or any benefits hereunder to violate Code Section 409A. In the event of a termination of the Plan, Participants’ Account balances shall be distributed in such manner as the Plan Administrator shall determine consistent with the requirements of Code Section 409A.

Dated this 30 day of December, 2008.

CHICAGO MERCANTILE EXCHANGE INC.

By	Hilda Harris Piell
Its	Managing Director & Chief Human Resources Officer